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                                                                      EXHIBIT 12
                  Baxter International Inc. and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                    (unaudited--in millions, except ratios)

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
                                                                      2001    2000    1999  1998  1997
Years ended December 31,                                              (B)     (B)           (B)   (B)
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
Income from continuing operations
   before income taxes and cumulative
   effect of accounting change                                        $964    $946  $1,052  $493  $570
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Fixed charges
   Interest costs                                                      130     135     123   152   166
   Estimated interest in rentals (A)                                    36      33      30    26    26
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Fixed charges as defined                                               166     168     153   178   192
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Adjustments to income
   Interest costs capitalized                                          (22)    (14)    (10)   (4)   (6)
   Losses of less than majority owned affiliates, net of dividends      (1)     (2)     (2)   --    --
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   Income as adjusted                                               $1,107  $1,098  $1,193  $667  $756
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Ratio of earnings to fixed charges                                    6.67    6.54    7.80  3.75  3.94
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

(A) Represents the estimated interest portion of rents.

(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 9.49, 8.24, 6.08 and 5.08 in 2001, 2000, 1998 and
    1997, respectively.

    2001: $280 million charge for in-process research and development and acquisition-related costs, $189 million charge relating to discontinuing the A, AF and AX series dialyzers.

    2000: $286 million charge for in-process research and development and acquisition-related costs.

    1998: $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.

    1997:   $220 million in-process research and development charge.